News

DENBURY RESOURCES PROVIDES
OPERATIONAL AND FINANCIAL UPDATE

Actions to Preserve and Enhance Liquidity Include:

–	Reducing 2020 Capital Budget by $80 Million, or 44%

–	Deferring Cedar Creek Anticline Development Project

–	Restructuring Hedges
Intention to Seek Stockholder Approval of Reverse Stock Split

PLANO, TEXAS – March 31, 2020 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today provided an update on the Company’s response to recent developments, including the COVID-19 pandemic, macroeconomic uncertainty, and the decline in oil prices.

Chris Kendall, Denbury’s President and CEO, commented, “Our unique portfolio of high quality, low decline assets allows us to swiftly adjust to changes in market conditions, including changes as significant as those we have experienced over the last few weeks. In addition to significantly reducing capital spending, we expect to meaningfully reduce Denbury’s LOE and G&A expenses, which, combined with proceeds from our previously announced working interests sale that closed in early March, allow us to target cash flow neutrality for the year if NYMEX oil prices average $35 per barrel for 2020. Additionally, the value of our hedge portfolio has enabled us to restructure a significant portion of the Company’s 2020 hedge contracts to provide for more price certainty and protection against further oil price declines. We remain highly focused on controlling what we can control in this challenging and uncertain environment and continue to firmly believe that the industry-leading, low carbon footprint provided by Denbury’s CO2 EOR-based business is an important, value-enhancing oil production technology.”

OPERATIONAL UPDATE

The Company has reduced its previously planned 2020 capital budget by approximately $80 million, or 44%. As a result, Denbury’s revised 2020 capital budget, excluding acquisitions and capitalized interest, is now $95 million to $105 million. The Denbury Board of Directors has also determined to defer the Company’s Cedar Creek Anticline CO2 tertiary flood development project beyond 2020. These steps are being taken to reduce cash expenditures and preserve liquidity in light of the more than 50% decline in NYMEX WTI oil prices over the last few weeks and continuing uncertainty about the economic impact of the COVID-19 pandemic.

Based upon current projections, the Company expects that its estimated full-year 2020 oil and gas production will be reduced by approximately 3,000 barrels of oil equivalent per day (“BOE/d”) from the 54,500 BOE/d midpoint of its initial 2020 production estimates. Approximately half of this expected production impact is due to the reduction in capital spending, and the other half is based on anticipated operating cost reduction measures that are expected to also impact production, such as shutting down compressors or delaying well repairs and workovers that are uneconomic. Production could be further curtailed by future regulatory actions or limitations in storage and/or takeaway capacity. Considering the highly volatile and unpredictable market conditions, the Company does not currently expect to provide full-year 2020 guidance other than as to its revised capital expenditure budget and is withdrawing all of its previously outstanding 2020 guidance.

2020 HEDGING UPDATE

To increase downside protection against current and potential further declines in oil prices, the Company has restructured approximately 40% of its three-way collars covering 12,500 barrels per day (“Bbls/d”) into fixed-price swaps for the second through fourth quarters of 2020. The value embedded in Denbury’s three-way collar portfolio allows the Company to convert those contracts into swaps with prices above current market values. The Company currently has hedges covering 39,500 Bbls/d for the second quarter of 2020 and 35,500 Bbls/d for the third and fourth quarters of 2020, with approximately half of those contracts being fixed-price swaps and the remainder being three-way collars. Details of the Company’s current hedging positions are included below.

		1Q20	2Q20	2H20	FY20
WTI NYMEX	Volumes Hedged (Bbls/d)	2,000	11,500	11,500	9,138
Fixed-Price Swaps	Swap Price(1)	$60.59	$41.06	$41.06	$42.12
Argus LLS	Volumes Hedged (Bbls/d)	4,500	7,500	7,500	6,754
Fixed-Price Swaps	Swap Price(1)	$62.29	$51.67	$51.67	$53.43
WTI NYMEX	Volumes Hedged (Bbls/d)	23,000	13,500	11,500	14,857
3-Way Collars	Sold Put Price(1)(2)	$48.25	$48.18	$48.20	$48.21
	Floor Price(1)	$56.95	$57.34	$57.22	$57.14
	Ceiling Price(1)	$62.83	$63.50	$63.36	$63.19
Argus LLS	Volumes Hedged (Bbls/d)	10,000	7,000	5,000	6,740
3-Way Collars	Sold Put Price(1)(2)	$52.85	$52.93	$52.80	$52.85
	Floor Price(1)	$61.52	$62.09	$61.63	$61.71
	Ceiling Price(1)	$68.21	$69.54	$70.35	$69.35
	Total Volumes Hedged (Bbls/d)	39,500	39,500	35,500	37,489

(1)	Averages are volume weighted.

(2)	If oil prices were to average less than the sold put price, receipts on settlement would be limited to the difference between the floor price and the sold put price.

REVERSE STOCK SPLIT PROPOSAL

Denbury also announced today that its Board of Directors has approved a proposal, to be included in the Company’s Annual Proxy Statement and submitted to its stockholders for approval at Denbury’s 2020 Annual Meeting of Stockholders, to effect a reverse stock split of the Company’s common stock and reduce its authorized common stock. The reverse stock split proposal includes a selection of proposed reverse stock split ratios designed to enable the Company to regain compliance with the New York Stock Exchange’s listing requirements. The final ratio must be determined by Denbury’s Board of Directors following stockholder approval. The reverse stock split is intended to increase the market price of each common share so that a stockholder would have fewer but higher priced shares. A reverse stock split would not have any impact on the voting or other rights of stockholders and would have no impact on the Company’s business operations.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve risks and uncertainties that presently cannot be quantified, including estimated ranges for 2020 production and factors that could affect future production levels, expense reductions, cash flows, and capital expenditures, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on financial and market, engineering, geological and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

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